EXHIBIT 15

December 8, 2000

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated November 16, 2000 on our review of interim financial information of The Limited, Inc. and Subsidiaries (the “Company”) as of and for the period ended October 28, 2000 and included in the Company’s quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in its registration statements on Form S-8, Registration Nos. 33-18533, 33-25005, 2-92277, 33-24829, 33-24507, 33-24828, 2-95788, 2-88919, 33-24518, 33-6965, 33-14049, 33-22844, 33-44041, 33-49871, 333-04927, 333-04941, and its registration statements on Form S-3, Registration Nos. 33-20788, 33-31540, 33-43832, and 33-53366.

Very truly yours,

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Columbus, Ohio